EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces First Quarter 2013 Results

Company Reiterates Outlook for Fiscal Year 2013

SOUTHLAKE, Texas, April 30, 2013 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the first quarter ended March 19, 2013. The Company also reiterated its outlook for fiscal year 2013.

Key highlights from the first quarter 2013 compared to the first quarter 2012 include:

  Consolidated revenues increased 13.0% to $59.8 million from $52.9 million
  Total comparable restaurant sales decreased 0.5%, including an increase of 1.9% at Del Frisco's and a decrease of 4.0% at Sullivan's, following a total comparable restaurant sales increase of 6.7% in the first quarter of the previous year
  Cost of sales, as a percentage of consolidated revenues, decreased slightly to 30.8% from 30.9%
  Net income of $3.6 million, or $0.15 per diluted share, compared to net income of $5.0 million, or $0.28 per diluted share, in the first quarter of last year
  Adjusted net income*, a non-GAAP measure, of $5.0 million, or $0.21 per diluted share, compared to $5.4 million, or $0.30 per diluted share, in the first quarter of the previous year
  Restaurant-level EBITDA**, a non-GAAP measure, increased 3.7% to $13.9 million from $13.4 million

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus the sum of management fees and accounting expenses paid to a related party, secondary public offering costs, and public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and accounting expenses paid to a related party, secondary public offering costs, public offering transaction bonuses, and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

"Despite initial comparable restaurant sales softness at the beginning of the first quarter due to macro-economic factors, adverse weather affecting some of our highest grossing restaurants, and a formidable year-ago comparison, overall trends improved considerably during the March fiscal period. In fact, all three brands generated positive traffic during the last four weeks of the first quarter and that momentum continued into our April fiscal period as well," said Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc.

Mednansky continued, "Our newest units are performing solidly from a top-line perspective and gaining efficiencies over time but did weigh on our overall restaurant-level profitability during the quarter itself. Also, we did not effectively manage operating costs when sales were softest, particularly at Sullivan's. However, given our recent performance and expectations for the balance of the year, we firmly believe that we can achieve the targeted ranges that we have guided to on an annualized basis."

Mednansky concluded, "In addition to opening five new restaurants this year in exciting and desirable markets, positioning ourselves as the 'next generation' full-service dining restaurant company also requires that we ensure the relevancy of our existing facilities and are viewed as a dining destination for our guests. We will continue to upgrade our restaurants, and in some cases, add additional seating. These efforts will ensure that we provide our guests with a high-energy environment and create more opportunities for them to dine with us."

Review of First Quarter 2013 Operating Results

Consolidated revenues increased $6.9 million, or 13.0%, to $59.8 million in the first quarter of 2013 from $52.9 million in the first quarter of 2012. This increase was due to 49 additional operating weeks resulting from five restaurant openings since the first quarter of the previous year. Total operating weeks for all concepts during the first quarter of 2013 increased 13.6% to 409 from 360 in the first quarter of 2012. Total comparable restaurant sales decreased 0.5% following a total comparable restaurant sales increase of 6.7% in the first quarter of the previous year. There was no pricing taken during the first quarter of 2013.

Cost of sales increased $2.0 million, or 12.2%, to $18.4 million in the first quarter of 2013 from $16.4 million in the first quarter of 2012. As a percentage of consolidated revenues, cost of sales decreased slightly to 30.8% from 30.9%.

Restaurant-level EBITDA** increased $0.5 million, or 3.7%, to $13.9 million in the first quarter of 2013 from $13.4 million in the first quarter of 2012. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 23.3% from 25.3%.

General and administrative costs increased $1.2 million to $3.8 million, or 6.3% of consolidated revenues, from $2.6 million, or 5.0% of consolidated revenues, due in part to public company related expenses, including stock compensation expense, as well as growth in management-level personnel to support recent and anticipated growth.

Net income in the first quarter of 2013 was $3.6 million, or $0.15 per diluted share, compared to net income of $5.0 million, or $0.28 per diluted share, in the first quarter of 2012. Adjusted net income *, a non-GAAP measure, was $5.0 million, or $0.21 per diluted share, in the first quarter of 2013, compared to $5.4 million, or $0.30 per diluted share, in the first quarter of the previous year. The share base was 23.8 million in the first quarter of 2013 compared to 18.0 million in the first quarter of 2012.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $4.0 million, or 14.1%, to $32.3 million in the first quarter of 2013 from $28.3 million in the first quarter of 2012. The improvement was primarily due to an additional 12 operating weeks during the quarter and a 1.9% increase in comparable restaurant sales, comprised of a 0.5% increase in average check and a 1.4% increase in entrée counts. This increase follows a comparable restaurant sales increase of 7.9% in the first quarter of the previous year and marks its 13th consecutive quarter of positive comparable restaurant sales growth. Operating weeks for the quarter increased to 120 from 108.

  Restaurant-level EBITDA** increased 8.6%, or $0.7 million, to $8.8 million in the first quarter of 2013 from $8.1 million in the first quarter of 2012. The concept benefitted from lower cost of sales along with marketing and advertising costs as a percentage of revenues, however, these were more than offset by higher restaurant operating expenses.

Sullivan's Steakhouse

  Revenues decreased $0.7 million, or 3.4%, to $19.9 million in the first quarter of 2013 from $20.6 million in the first quarter of 2012.  The decrease was due primarily to a 4.0% decrease in comparable restaurant sales, comprised of a 1.4% decrease in average check and a 2.6% decrease in entrée counts. This decrease follows a comparable restaurant sales increase of 5.4% in the first quarter of the previous year.  Operating weeks for the quarter remained consistent at 228 for both periods.

  Restaurant-level EBITDA** decreased 18.2%, or $0.8 million, to $3.6 million in the first quarter of 2013 from $4.4 million in the first quarter of 2012, as the concept experienced higher cost of sales and restaurant operating expenses, while marketing and advertising costs decreased slightly as a percentage of revenues.

  The Sullivan's in Dallas, Texas which was closed in June 2012 has been reclassified to discontinued operations and therefore is not included in the aforementioned results for the affected periods.

Del Frisco's Grille

  Revenues increased 90.0%, or $3.6 million, to $7.6 million in the first quarter of 2013 from $4.0 million in the first quarter of 2012. The increase was primarily due to 37 additional operating weeks resulting from three Grille openings in 2012 and one Grille opening in the first quarter of 2013.

  Restaurant-level EBITDA** increased $0.6 million to $1.5 million in the first quarter of 2013 from $0.9 million in the first quarter of 2012. This increase was primarily due to operating week growth.

Restaurant Portfolio

As of March 19, 2013, Del Frisco's Restaurant Group, Inc. owned and operated 35 restaurants across 19 states and Washington, DC, including ten Del Frisco's, 19 Sullivan's, and six Del Frisco's Grille locations. During the first quarter, we opened a Del Frisco's Grille in Houston, TX.

Outlook

Based on current information, we are reiterating the following guidance for the 53-week fiscal year 2013, which ends on December 31, 2013.

  Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)
  Five Del Frisco's Grille restaurant openings (one opened in the fiscal first quarter, one is expected to open in the fiscal third quarter and three during the fiscal fourth quarter)
  Cost of sales of 30.8% to 31.2% of consolidated revenues
  Restaurant-level EBITDA** of 22.8% to 23.3% of consolidated revenues
  General and Administrative expenses of $17.0 million to $18.0 million
  Effective tax rate of approximately 30% to 32%
  Adjusted earnings per diluted share of $0.92 to $0.96 based on an annual weighted average diluted common shares outstanding of approximately 23.9 million (versus 20.4 million shares during 2012)
  Gross capital expenditures (before tenant allowances) of $27 million to $29 million

Conference Call

We will host a conference call to discuss the financial results for the first quarter ended March 19, 2013 on Tuesday, April 30, 2013 at 7:30 AM Central Time. Hosting the call will be Mark S. Mednansky, Chief Executive Officer, and Tom Pennison, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-946-0715 or for international callers by dialing 719-325-2326. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 1821268. The replay will be available until Tuesday, May 7, 2013.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group is a collection of 35 restaurants across 19 states and Washington, DC, including Del Frisco's Grille, Del Frisco's Double Eagle Steak House, and Sullivan's Steakhouse. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. All of the restaurants create a seamless dining experience for savvy business and leisure travelers who regularly dine or entertain away from home.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	12 Weeks Ending
	March 19, 2013	March 20, 2012

Revenues	$ 59,802	$ 52,942

Costs and expenses:
Costs of sales	18,420	16,367
Restaurant operating expenses	26,545	22,316
Marketing and advertising costs	908	853
Pre-opening costs	591	70
General and administrative costs	3,775	2,646
Management and accounting fees paid to related party	--	744
Secondary public offering costs	412	--
Public offering transaction bonuses	1,805	--
Depreciation and amortization	2,442	1,694

Operating income	4,904	8,252

Other income (expense), net:
Interest expense	(24)	(1,221)
Other	--	(3)

Income from continuing operations before income taxes	4,880	7,028

Income tax expense	1,311	2,130

Income from continuing operations	$ 3,569	$ 4,898

Discontinued operations, net of income tax	--	87

Net income	$ 3,569	$ 4,985

Basic and diluted income per common share:
Continuing operations	$ 0.15	$ 0.27
Discontinued operations	--	0.01
Basic and diluted income per share	$ 0.15	$ 0.28

Shares used in computing net income per common share:
Basic and Diluted	23,794,667	17,994,667

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	March 19, 2013	December 25, 2012
	(unaudited)

Cash and cash equivalents	$ 9,809	$ 10,763
Total assets	260,874	258,385
Long-term debt	--	--
Total stockholders' equity	183,477	177,901

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of the related party management fees and expenses, secondary public offering costs, and the public offering transaction bonus, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our public offerings as well as the discontinuation of the asset advisory agreement. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, public offering expenses, public offering transaction bonuses and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	12 Weeks Ending
	March 19, 2013	March 20, 2012
Adjusted Net Income:
Pre-tax Income from continuing operations	$ 4,880	$ 7,028
Management and accounting fees paid to related party	--	744
Secondary public offering costs	412	--
Public offering transaction bonuses	1,805	--
Proforma Adjustments	2,217	744
Adjusted Pre-tax Income	7,097	7,772
Income Tax (@ 30%)	2,129	2,332
Adjusted Net Income	$ 4,968	$ 5,440
Basic and Diluted EPS (Adjusted)	$ 0.21	$ 0.30

Segment Information and Restaurant-Level EBITDA Reconciliation

	12 Weeks Ending March 19, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 32,285	100.0%	$ 19,898	100.0%	$ 7,619	100.0%	$ 59,802	100.0%
Costs and expenses:
Cost of sales	10,155	31.5%	6,127	30.8%	2,138	28.1%	18,420	30.8%
Restaurant operating expenses	12,948	40.1%	9,743	49.0%	3,854	50.6%	26,545	44.4%
Marketing and advertising costs	428	1.3%	388	1.9%	92	1.2%	908	1.5%
Restaurant-level EBITDA	8,754	27.1%	3,640	18.3%	1,535	20.1%	13,929	23.3%

Pre-opening costs							591	1.0%
General and administrative							3,775	6.3%
Secondary public offering costs							412	0.7%
Public offering transaction bonuses							1,805	3.0%
Depreciation and amortization							2,442	4.1%

Operating Income							$ 4,904	8.2%

Restaurant operating weeks	120		228		61		409
Average unit volume	$ 3,229		$ 1,047		$ 1,499		$ 1,755

	12 Weeks Ending March 20, 2012 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 28,323	100.0%	$ 20,595	100.0%	$ 4,024	100.0%	$ 52,942	100.0%
Costs and expenses:
Cost of sales	8,975	31.7%	6,287	30.5%	1,105	27.5%	16,367	30.9%
Restaurant operating expenses	10,805	38.1%	9,522	46.2%	1,989	49.4%	22,316	42.2%
Marketing and advertising costs	394	1.4%	407	2.0%	52	1.3%	853	1.6%
Restaurant-level EBITDA	8,149	28.8%	4,379	21.3%	878	21.8%	13,406	25.3%

Pre-opening costs							70	0.1%
General and administrative							2,646	5.0%
Management and accounting fees paid to related party							744	1.4%
Depreciation and amortization							1,694	3.2%

Operating Income							$ 8,252	15.6%

Restaurant operating weeks	108		228		24		360
Average unit volume	$ 3,147		$ 1,084		$ 2,012		$ 1,765
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Liz Brady DiTrapano
         646-277-1226
         liz.ditrapano@icrinc.com